Exhibit 10(g)(g)(g)

GRANT AGREEMENT

Name:	Employee ID:

Grant Date:

Grant ID:

Target Amount:

Plan:

Performance-Adjusted Restricted Stock Units

GRANT SUMMARY

Target Amount	0 Shares
Performance Period	01 November 2014 – 31 October 2017
Segment 1	01 November 2014 – 31 October 2016
Segment 2	01 November 2014 – 31 October 2017

THIS PERFORMANCE-ADJUSTED RESTRICTED STOCK UNITS GRANT AGREEMENT, as of the Grant Date noted above between Hewlett-Packard Company, a Delaware Corporation (“Company”), and the Employee named above, is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted performance-adjusted restricted stock units (“PARSUs”) representing hypothetical shares of the Company’s common stock (the “Grant”) and dividend equivalents.  The target amount stated above reflects the target number of PARSUs that may be granted to you (the “Target Amount”).  The number of PARSUs achieved will be determined at the end of each Segment.  Each PARSU will be equal in value to one share of the Company’s $0.01 par value common stock (“Shares”), subject to the restrictions stated below and in accordance with the terms and conditions of the Hewlett-Packard Company 2004 Stock Incentive Plan, as amended (the “Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus.  The Plan and the related prospectus can also be obtained by written or telephonic request to the Company Secretary.

THEREFORE, the parties agree as follows:

1.              Grant of Performance-Adjusted Restricted Stock Units.

Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Employee a PARSU together with dividend equivalent units, as set forth below.

2.              Performance Criteria and Performance Periods.

The Grant is divided into two separate segments, each with a different performance period, as set forth in the Grant Summary above.  1/2 of the Target Amount of the units are subject to performance criteria for Segment 1 (defined above), which is two fiscal years (the “Segment 1 Units”) and 1/2 of the Target Amount of the units are subject to performance criteria for Segment 2 (defined above) which is three fiscal years (the “Segment 2 Units”).

For each segment, the Employee may be credited with PARSUs based on (a) the Company’s achieving goals for that segment related to return on invested capital (“ROIC”) (weighted 50% of the PARSUs for each segment) and relative total shareholder return (“TSR”) (weighted 50% of the PARSUs for each segment), (b) the Employee’s continued employment through the last business day of the relevant Segment, and (c) the Employee’s compliance with the requirements and conditions provided for in the Plan and this Grant Agreement.

The goals associated with this PARSU shall be established by the Committee, and will be communicated separately to the Employee by the Company.  Shares delivered at the end of the Performance Period with respect to this PARSU will range from 0% to 200% of the Target Amount of PARSUs, based upon the Company’s performance against the ROIC and TSR goals as certified by the Committee.  No PARSUs will be achieved for a segment if performance is below minimum levels.

3.                   Crediting of Units For Each Segment.

(a)         ROIC Units.  50% of the Target Amount of units for each Segment (i.e., 25% of the total Target Amount of units) will be determined based upon performance against the ROIC goals for that Segment, as certified by the Committee (the “Segment ROIC Units”).  The relevant number of Segment ROIC Units shall be credited in the Employee’s name, based on the Company’s performance during the relevant Segment as follows: 0% if performance is below minimum level, 50% if performance is at minimum level, 100% if performance is at target level and 200% if performance is at or above maximum level.  For performance between the minimum level and target level or between target level and the maximum level, a proportionate percentage will be applied based on straight-line interpolation between levels.

If ROIC goals are met for the relevant Segment, the ROIC Units that are achieved for that Segment will be credited to the Employee even if the TSR goals for the Segment are not met.

(b)         TSR Units.  50% of the Target Amount of units for each Segment (i.e., 25% of the total Target Amount of units) will be determined based upon performance against the TSR goal for that Segment, as certified by the Committee (the “Segment TSR Units”).  The Segment TSR Units shall be credited in the Employee’s name based on the Company’s performance during the relevant Segment as follows: 0% if performance is below the minimum level, 50% if performance is at the minimum level, 100% if performance is at target level and 200% if performance is at or above the maximum level.  For performance between minimum and target, or between target and the maximum levels, a proportionate percentage will be applied based on straight-line interpolation between levels.

If TSR goals are met for the relevant Segment, the TSR Units that are achieved for that Segment will be credited to the Employee even if the ROIC goals for the Segment are not met.

(c)                                  Service Requirement.  Notwithstanding (a) and (b) above, the Employee must be employed on the last day of the relevant Segment in order to be credited with any PARSUs for that Segment.

4.             Payout of Performance-Adjusted Restricted Stock Units and Dividend Equivalents.

Following the Committee’s certification (if any) at the end of the relevant Segment that the goals associated with this PARSU have been met, and that the terms and conditions set forth in this Grant Agreement are otherwise fulfilled, then the units credited to the Employee under this PARSU, as determined under Section 3, shall no longer be restricted, and HP Common Shares will be transferred to the Employee’s account within 90 days following the end of the relevant Segment, together with a number HP Common Shares representing dividend equivalents.  The number of HP Common Shares representing dividend equivalents shall be equal to the value (without interest) of the regular cash dividends declared on HP Common Shares for which the record date is between the Grant Date and the vesting date, on a number of HP Common Shares equal to the number earned under this PARSU, divided by the closing price of an HP Common Share on the dividend payment date.  The Shares so transferred will be in an amount equal to the number of PARSUs achieved pursuant to Section 3 above plus the number of dividend equivalents payable pursuant to this Section 4, rounded up to the nearest whole share, net of applicable withholdings.

5.              Restrictions.

Except as otherwise provided for in this Grant Agreement, the PARSUs or rights granted hereunder may not be sold, pledged or otherwise transferred until paid (if at all) in accordance with this Grant Agreement.

6.              Custody of Performance-Adjusted Restricted Stock Units.

The PARSUs subject hereto shall be held in a restricted book entry account in the name of the Employee.  Upon completion of the relevant Segment, any Shares deliverable pursuant to Section 4 above shall be released into an unrestricted brokerage account in the name of the Employee; provided, however, that a portion of such Shares shall be surrendered in payment of taxes in accordance with Section 14 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of such taxes.  Any Shares not deliverable pursuant to Section 4 above shall be forfeited from the Employee’s account.

7.              No Stockholder Rights.

PARSUs and dividend equivalents represent hypothetical Shares.  Until Shares are delivered to the Employee, the Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders, including, without limitation, the receipt of dividends.

8.              Termination of Employment.

Except in the case of a termination of employment due to the Employee’s death, retirement or total and permanent disability, the Employee must remain in the employ of the Company on a continuous basis through the last business day of the relevant Segment in order to be eligible to receive any amount of the PARSU except to the extent a severance plan applicable to the Employee provides otherwise, subject to the terms and conditions of this Grant Agreement.

9.              Benefit in Event of Death of the Employee.

In the event termination of employment is due to the death of the Employee, the beneficiary of the Employee shall receive a pro-rata amount of the PARSU and the applicable dividend equivalents, payable at the end of relevant Segment. For each Segment or part of a Segment that the Employee works during the Performance Period, the amount credited will be determined by multiplying the amount credited at the end of the relevant Segment by a fraction equal to the number of whole months worked by the Employee during such Segment, divided by the number of months in the Segment.

10.       Retirement of the Employee.

If the Employee’s termination is due to retirement in accordance with the applicable retirement policy, the Employee shall receive a pro rata amount of the PARSU and dividend equivalents (not more than 100%), payable at the end of the relevant Segment.  For each Segment or part of a Segment that the Employee works during the Performance Period, the amount credited will be determined by multiplying the amount credited at the end of the relevant Segment by a fraction equal to the number of whole months worked by the Employee during such Segment, divided by the number of months in the Segment.  The Company’s obligation to deliver the pro rata amount due is subject to the condition that the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and during the portion of the Performance Period following termination of the Employee’s active employment shall be in compliance with any-post employment restrictions in the ARCIPD and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

11.       Total and Permanent Disability of the Employee.

In the event termination of employment is due to the total and permanent disability of the Employee, the Employee (or a legally designated guardian or representative if the Employee is legally incompetent) shall receive a pro rata amount of the PARSU and dividend equivalents, payable at the end of the relevant Segment.  For each Segment or part of a Segment that the Employee works during the Performance Period, the amount credited will be determined by multiplying the amount credited at the end of the relevant Segment by a fraction equal to the number of whole months worked by the Employee during such Segment, divided by the number of months in the Segment. The Company’s obligation to deliver the amount due under the PARSU and the dividend equivalents is subject to the condition that the Employee shall have executed a current ARCIPD that is satisfactory to the Company, and during the portion of the Performance Period following termination of the Employee’s active employment shall be in compliance with any-post employment restrictions in the ARCIPD and shall not engage in any conduct that creates a conflict of interest in the opinion of the Company.

12.       Deferral of Compensation.

Payments made pursuant to this Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement to ensure that all PARSU and dividend equivalent payments are made in a manner that complies with Section 409A (including, without limitation, the avoidance of penalties thereunder), provided however, that the Company makes no representations that the PARSU or the dividend equivalents will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this PARSU or the dividend equivalents. Any PARSUs or dividend equivalents the settlement of which is triggered by “separation from service” (within the meaning of Section 409A) of a “specified employee” (as defined under Section 409A) shall not be made until a date that is on or after the date which is 6 months after the date of separation from service, or if earlier, upon the Employee’s death.

13.       Accelerated or Delayed Delivery.

Notwithstanding anything in this Grant Agreement to the contrary, the Committee, in its sole discretion may accelerate or delay the delivery of any Shares. To the extent the PARSUs or the dividend equivalents are subject to Section 409A, such acceleration of delay shall only occur under the circumstances, and to the extent, permitted by Section 409A.  Further, in the event the Company elects to accelerate delivery of any Shares subject to Section 409A or pay cash in exchange for the cancellation of any PARSUs or dividend equivalents subject to Section 409A pursuant to a Change in Control pursuant to the Plan, such acceleration or exchange shall only be effective to the extent the event constitutes a change in ownership or effective control or a change in the ownership of a substantial portion of the assets for purposes of Section 409A.  In all other circumstances delivery will be made in accordance with Section 4 above.

14.       Taxes.

(a)         The Employee shall be liable for any and all taxes, including income tax, social insurance, payroll tax, payment on account, employer taxes or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee (such as fringe benefit tax) by the Company and/or the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, or at any other time (“Tax-Related Items”). In the event that the Company or the Employer is liable for taxes that are legally permitted to be recovered from the Employee or is required to withhold taxes as a result of the grant or vesting of PARSUs (including dividend equivalents) or the issuance or subsequent sale of Shares acquired pursuant to such PARSUs and dividend equivalents, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all applicable required withholding taxes, taxes that are legally recoverable from the Employee (such as fringe benefit tax) and required social security contributions at the time the restrictions on the PARSUs and dividend equivalents lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any PARSUs or dividend equivalents subject to Section 409A whose Shares vest prior to delivery, the Company shall limit the surrender of Shares at vesting to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A.  The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any required Tax-Related Items.  To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, the Employer, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items.  The Employee agrees to pay any amount or Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by law.

The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, then the Employee will be deemed to have been issued the full number of Shares subject to the vested PARSUs and dividend equivalents, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

(b)         Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount withheld by the Company and/or the Employer.  The Employee further acknowledges that the Company and or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these PARSUs or dividend equivalents, including the grant, vesting or settlement of PARSUs or dividend equivalents and the subsequent sale of any Shares acquired pursuant to such PARSUs or dividend equivalents; and (ii) notwithstanding Section 12, do not commit to structure the terms or any aspect of this grant of PARSUs and/or dividend equivalents to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. The Employee acknowledges that the Company and/or the Employer may be required to withhold and/or account for Tax-Related Items in more than one jurisdiction.  The Employee shall pay the Company or the Employer any amount for Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s receipt of PARSUs and dividend equivalents that cannot be satisfied by the means previously described.  The Company may refuse to deliver the benefit described herein if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)          In accepting the PARSU, the Employee consents and agrees that in the event the PARSU or the dividend equivalents become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the PARSU and dividend equivalents.  Further, by accepting the PARSU, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 14.  The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

15.       Data Privacy Consent.

The Employee understands that the Company, its Affiliates, its Subsidiaries and the Employer hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PARSUs, options or any other entitlement to shares of stock awarded, cancelled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor for the exclusive purpose of implementing, managing and administering the Plan (“Data”). The Employee understands that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Employee’s country or elsewhere and that the recipient country may have different data privacy laws and protections than the Employee’s country. HP is committed to protecting the privacy of the Employee’s Data in such cases. By contract with both the HP affiliate and with HP vendors, the people and companies that have access to the Employee’s Data are bound to handle such Data in a manner consistent with the HP Privacy Policy and law. HP also performs due diligence and audits on its vendors in accordance with good commercial practices to ensure their capabilities and compliance with those commitments.

The Employee may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage participation in the Plan.

16.       Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the HP website at www.hp.com.  The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.       Acknowledgment and Waiver.

By accepting this grant of PARSUs, the Employee acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and, subject to Section 19(d), may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Grant Agreement; (ii) the grant of PARSUs and related benefits is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares or PARSUs, or benefits in lieu of Shares or PARSUs, even if Shares or PARSUs have been granted repeatedly in the past; (iii) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and/or the Committee; (iv) the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time with or without cause, and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (v) the Employee is participating voluntarily in the Plan; (vi) PARSUs and their resulting or related benefits are an extraordinary item that is outside the scope of the Employee’s employment contract, if any; (vii) PARSUs and their resulting benefits are not intended to replace any pension rights or compensation; (viii) PARSUs and resulting or related benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law; (ix) in the event that the Employee is not an employee of the Company, this Grant Agreement will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this Grant Agreement will not be interpreted to form an employment contract with the Employer or any Subsidiary or Affiliate of the Company; (x) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (xi) no claim or entitlement to compensation or damages shall arise from termination of this grant of PARSUs and related benefits or diminution in value of this grant of PARSUs or related benefits resulting from termination of the Employee’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Employee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Grant Agreement, the Employee shall be deemed irrevocably to have waived any entitlement to pursue such claim; (xii) notwithstanding any terms or conditions of the Plan to the contrary, in the event of termination of the Employee’s employment (whether or not in breach of local labor laws), the Employee’s right to receive benefits under this Grant Agreement after termination of employment, if any, will be measured by the date of termination of the Employee’s active employment and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); (xiii) the Committee shall have the exclusive discretion to determine when the Employee is no longer actively employed for purposes of this Grant Agreement; (xiv) if the Company’s performance is below minimum levels as set forth in this Grant Agreement, no PARSUs or dividend equivalents will vest and no Shares will be delivered to the Employee; and (xv) if the Company determines that the Employee has engaged in misconduct prohibited by applicable law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under applicable law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate and to the extent permitted under applicable law, (a) recover from the Employee the proceeds from PARSUs and dividend equivalents vested up to three years prior to the Employee’s termination of employment or any time thereafter, (b) cancel the Employee’s outstanding Grant Agreements, and (c) take any other action required or permitted by applicable law.

18.       Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire Performance Period. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this PARSU shall be cancelled and the Employee shall have no further rights under this Grant Agreement.

19.       Miscellaneous.

(a)         The Company shall not be required to treat as owner of PARSUs and associated benefits hereunder any transferee to whom such PARSUs or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.

(b)         The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)          Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at his address then on file with the Company.

(d)         The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.  Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an Award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee, including without limitation, any agreement that imposes restrictions during or after employment regarding confidential information and proprietary developments.  This Grant Agreement is governed by the laws of the state of Delaware.

(e)          If the Employee has received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

(f)           The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(g)          Notwithstanding Section 19(f), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent.  In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(h)         Any capitalized terms not defined herein shall have the same meaning they have in the Plan.

(i)             The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the PARSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(j)            All rights granted and/or Shares delivered under this Grant Agreement are subject to claw back under the Company policy in effect from time to time.

(k)         The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares.  The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

HEWLETT-PACKARD COMPANY

Meg Whitman
CEO and President

Tracy Keogh
Executive Vice President, Human Resources

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note:  Your grant is subject to the terms and conditions of this Grant Agreement and to HP obtaining all necessary government approvals.  If you have questions regarding your grant, please discuss them with your manager.